Exhibit 10.1

INVESTMENT MANAGEMENT AGREEMENT

THIS INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”) is made as of October 13, 2022, between VENTURE LENDING & LEASING IX, INC., a Maryland corporation (the “Fund”), and WESTECH INVESTMENT ADVISORS LLC, a California limited liability company (“Westech Advisors”).  Westech Advisors is sometimes referred to herein as the “Manager”.

WHEREAS, the Fund is a non-diversified closed-end management investment company that has elected status as a business development company (“BDC”) under the Investment Company Act of 1940 (“1940 Act”), whose sole shareholder is Venture Lending & Leasing IX, LLC, a Delaware limited liability company (the “LLC”);

WHEREAS, the Manager is an investment adviser registered as such under the Investment Advisers Act of 1940 (“Advisers Act”); and

WHEREAS, the Fund desires to retain the Manager to furnish certain investment advisory, portfolio management and administrative services to the Fund, and the Manager is willing to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties as follows:

1.          Appointment.  The Fund hereby appoints Westech Advisors as Investment Manager for the period and on the terms set forth in this Agreement.  Westech Advisors accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.           Investment Duties.  Subject to the supervision of the Fund’s Board of Directors (the “Board”), the Manager will provide a continuous investment program for the Fund and will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund.  Subject to investment policies and guidelines established by the Board, the Manager will identify, evaluate, structure and close the investments to be made by the Fund, provide portfolio management and servicing of loans held in the Fund’s portfolio, and administer the Fund’s day-to-day affairs.  The Manager will also arrange and recommend debt financing for the Fund, provided that no such debt may be incurred without the prior approval of the Board.

3.           Administrative Duties.  The Manager will administer the affairs of the Fund under the supervision of the Board and subject to the following:

(a)         The Manager will supervise all aspects of the operations of the Fund, including oversight of transfer agency, custodial and accounting services; provided, however, that nothing contained herein shall be deemed to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

(b)         The Manager will arrange, but not pay, for the periodic preparation, updating, filing and dissemination (as required) of the Fund’s registration statement under the Securities Exchange Act of 1934, proxy material, tax returns and required reports to the Fund’s shareholders and the Securities and Exchange Commission (“SEC”) and other appropriate federal or state regulatory authorities.

(c)          The Manager will oversee the computation of the net asset value and the net income of the Fund in accordance with procedures adopted by the Board.

(d)         The Manager will maintain or oversee the maintenance of all books and records with respect to the Fund, and will furnish the Board with such periodic and special reports as the Board reasonably may request.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Manager hereby agrees that all records that it maintains for the Fund are the property of the Fund, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees, upon request by the Fund, to surrender promptly to the Fund any records that it maintains for the Fund.

(e)          All cash, securities and other assets of the Fund will be maintained in the custody of one or more banks in accordance with the provisions of Section 17(f) of the 1940 Act and the rules thereunder; the authority of the Manager to instruct the Fund’s custodian(s) to deliver and receive such cash, securities and other assets on behalf of the Fund will be governed by a custodian agreement between the Fund and each such custodian, and by resolution of the Board.

(f)          The Manager will arrange for the Fund, at the Fund’s expense, to obtain (i) annual audited financial statements and cause such financial statements to be distributed to the Fund’s shareholders within 120 days of the end of the Fund’s fiscal year, and (ii) audited financial statements upon the Fund’s liquidation, and cause such financial statements to be distributed to the Fund’s shareholders promptly after the completion of such audit.  All such financial statements shall be prepared in accordance with generally accepted accounting principles and audited by an independent public accountant that is registered with, and subject to regular inspection as of the commencement of the professional engagement period, and as of each calendar year-end, by, the Public Company Accounting Oversight Board in accordance with its rules.

4.          Further Duties.  In all matters relating to the performance of this Agreement, the Manager will act in conformity with the Articles of Incorporation and Amended and Restated Bylaws of the Fund and with the instructions and directions of the Board and will comply with the requirements of the 1940 Act, the rules thereunder, and all other applicable federal and state laws and regulations.

5.           Services Not Exclusive.

(a)          The services furnished by the Manager hereunder are not to be deemed exclusive and the Manager, except as otherwise expressly provided in this Section 5, shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.  Except as otherwise expressly provided in this Section 5, nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Manager, who may also be a director, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or dissimilar nature.

(b)         Until the earlier of (i) the termination of the Investment Period (as defined below) and (ii) such time as the LLC has called capital and either the LLC and/or the Fund has invested at least 75% of the total amounts subscribed for by the investors in the LLC, except as provided below, neither the Manager, Venture Lending and Leasing IX GP, LLC (in its role as the managing member of the LLC, the “Managing Member”) nor any “Controlled Person” of the Manager or the Managing Member will, without the consent of the LLC, call down capital from any pooled investment vehicle other than VLLI Holdings II, LLC, Venture Lending & Leasing III, LLC, Venture Lending & Leasing IV, LLC, Venture Lending & Leasing V, LLC, Venture Lending & Leasing VI, Inc., Venture Lending & Leasing VI, LLC, Venture Lending & Leasing VII, Inc., Venture Lending & Leasing VII, LLC, Venture Lending & Leasing VIII, Inc., Venture Lending & Leasing VIII, LLC (such entities, collectively, the “Prior Debt Fund Entities”), the LLC or the Fund, or act as investment adviser or manager to any client, if the investment program of such pooled investment vehicle or client includes, as a primary or major component, the provision of asset-backed debt financing to domestic venture capital-backed companies.  In the event that the LLC elects irrevocably to release the members of the LLC from any uncalled portion of their subscription obligations, then solely for purposes of determining when the 75% investment threshold described above has occurred, the “total amounts subscribed for” shall be deemed reduced to reflect such release.  The foregoing restriction shall not be deemed to prohibit the Manager, the Managing Member or any Controlled Person thereof from acting as investment adviser or manager with respect to any of the Prior Debt Fund Entities; provided, however, that, until the 75% investment threshold described above has occurred, such party shall not, without the consent of the Fund, accept from the Prior Debt Fund Entities any additional investment funds (other than amounts required for follow-on investments to existing investments) beyond the funds invested or committed to the Prior Debt Fund Entities (for this purpose treating commitments to Venture Lending & Leasing VIII, LLC as also being commitments to Venture Lending & Leasing VIII, Inc.) as of December 15, 2017.  A “Controlled Person” of the Manager or the Managing Member, as used in this paragraph, means any entity (i) 50% or more of whose voting securities are beneficially owned by the Manager or the Managing Member, as applicable, or (ii) 50% or more of whose voting securities are controlled in the aggregate by Salvador O. Gutierrez, Maurice C. Werdegar, David R. Wanek or Jay L. Cohan.  “Investment Period” as used in this paragraph means the period commencing on the date of the first investment by the Fund (or, if earlier, the LLC) and ending on the last day of the calendar quarter during which the fifth anniversary of such date occurs; provided, however, that the Managing Member shall be permitted to extend such period by up to two (2) additional calendar quarters in its sole and absolute discretion.

The Manager acts as the investment adviser to WTI Equity Opportunity Fund I, L.P. (the “EOF I” and together with the Prior Debt Fund Entities, collectively, the “Prior Funds”) and as managing member of the general partner of EOF I.  In addition to EOF I, the Manager, the Managing Member and/or one or more of the Controlled Person of the Manager or Managing Member may sponsor and/or act as the investment adviser or manager to one or more other private investment entities formed for the purpose of making equity and equity-oriented investments (other than asset-backed investments) in privately held companies (any such entity or entities, along with EOF I, collectively, the “Equity Fund”).  For the avoidance of doubt, nothing in this Agreement shall prevent the Manager, the Managing Member and/or any Controlled Person of the Manager or Managing Member from at any time forming, calling down capital from and/or acting as the investment adviser or manager to the Equity Fund or any successor thereto.

6.           Expenses.

(a)          The Fund will pay all expenses (including, without limitation, accounting, legal, printing, clerical, filing and other expenses) incurred by the Fund, the Manager or its affiliates on behalf of the Fund in connection with the organization of the Fund and the initial offering of its shares.  In addition, except as otherwise expressly provided for in Section 6(b), during the term of this Agreement, the Fund will bear all of its expenses incurred in its operations including, but not limited to, the following:  (i) brokerage, legal, accounting and commission fees and expenses and other transaction costs related to the acquisitions, dispositions and/or restructurings (including collection and/or workout costs and expenses) of investments (including investments that are not consummated), any hedging transactions with respect thereto and the creation and perfection of security interests with respect thereto; (ii) federal, state and local taxes and fees, including transfer taxes and filing fees, incurred by or levied upon the Fund; (iii) interest charges and other fees and expenses incurred in connection with borrowings (including without limitation costs and expenses incurred in connection with negotiating with one or more lenders to the Fund (including prospective lenders) to structure a loan syndicate and to satisfy any conditions imposed by lenders to the Fund); (iv) SEC fees and expenses, as well as expenses of compliance by the Fund and its directors with SEC rules, regulations, examinations, and filing requirements, and any fees and expenses of other federal or state securities or other regulatory authorities (such as obtaining a surety bond); (v) expenses of preparing, printing and distributing Fund reports and notices; (vi) costs of proxy solicitation; (vii) costs of meetings of shareholders and the Board; (viii) charges and expenses of the Fund’s custodian, transfer and dividend disbursing agents; (ix) any fees and expenses incurred to conduct background checks on the management personnel of prospective Fund investments; (x) compensation and expenses of the Fund’s disinterested directors (which at present include a $20,000 annual fee for each disinterested director, an additional $5,000 annual fee for the chair of the Fund’s Audit Committee, and a fee of $1,000 per meeting attended in person, which amounts may be revised as determined by the Fund’s Nominating and Corporate Governance Committee), and expenses of directors in attending Board meetings, expenses of directors and officers liability insurance, and payments under indemnification agreements; (xi) expenses of administrators, custodians, counsel and auditors; (xii) costs of any certificates representing the shares of stock of the Fund, if any; (xiii) costs of stationery and supplies; (xiv) the costs of membership by the Fund in any trade organizations (including Investment Company Institute membership dues for both the Fund and the Manager); (xv) expenses associated with the preparation of tax returns, and financial statements and obtaining accounting and tax advice; (xvi) all costs and expenses associated with litigation involving the Fund and the amount of any judgment or settlement in connection therewith; (xvii) costs and expenses incurred in connection with valuing the Fund’s investments, including valuation software and the retention of any valuation expert; and (xviii) other extraordinary or non-recurring expenses (such as litigation expenses or indemnification expenses).

(b)        The expenses to be borne by the Manager in connection with its duties to the Fund hereunder are limited to the following:  (i) all costs and fees incident to the selection and investigation of prospective Fund investments, such as travel expenses and professional fees (but excluding broker, legal and accounting fees and other costs incident to the closing, documentation, or consummation of such transactions, and further excluding any fees and expenses incurred to conduct background checks on the management personnel of prospective Fund investments); (ii) the cost of adequate office space for the Fund and all necessary office equipment and services, including telephone service, heat, utilities and similar items; (iii) the cost of providing the Fund with such corporate, administrative and clerical personnel (including officers and directors of the Fund who are interested persons of the Manager and are acting in their respective capacities as officers and directors) as the Board reasonably deems necessary or advisable to perform the services required to be performed by the Manager under this Agreement; and (iv) costs and expenses associated with the Manager’s registration or compliance with, or examination by the SEC with respect to, the Advisers Act (other than charges and expenses of the Fund’s custodian, transfer and dividend disbursing agents or any other costs or expenses associated with the acquiring, holding or disposing of the Fund’s assets, whether required by the Advisers Act (or similar state laws) or otherwise).

(c)        The Fund may pay directly any expenses incurred by it in its normal operations and, if any such payment is consented to by the Manager and acknowledged as otherwise payable by the Manager pursuant to this Agreement, the Fund may reduce the fee payable to the Manager pursuant to Section 7 hereof by such amount.  To the extent that such deductions exceed the fee payable to the Manager on any quarterly payment date, such excess shall be carried forward and deducted in the same manner from the fee payable on succeeding quarterly payment dates.

(d)         The payment or assumption by the Manager of any expense of the Fund that the Manager is not required by this Agreement to pay or assume shall not obligate the Manager to pay or assume the same or any similar expense of the Fund on any subsequent occasion.

7.            Management Fee.

(a)         For the services provided and the expenses assumed pursuant to this Agreement, commencing as of the date on which capital contributions are due in connection with the first capital call issued by the LLC to the members of the LLC, the Fund or its successor trustees will pay to the Manager, whether before or after dissolution of the Fund, a management fee (the “Management Fee”), computed and paid quarterly as follows:

(i)          the aggregate annual amount of Management Fees for each annual period (which shall be comprised of four (4) whole fiscal quarters and which, in the case of the first annual period, shall commence on the first day of the first fiscal quarter commencing on or following the Initial Contribution Date) shall be equal to the product of the Annual Percentage (as defined below) with respect to such annual period (as set forth below) and the Member Committed Equity Capital (as defined below) (regardless of when or if such committed capital is called or released);

(ii)          the “Annual Percentage” with respect to each annual period shall be as follows:

Annual Period	Annual Percentage
First	1.575%
Second	1.600%
Third	1.575%
Fourth	1.500%
Fifth	1.250%
Sixth	0.900%
Seventh	0.600%
Eighth	0.350%
Ninth	0.150%

(iii)          There shall be no Management Fee payable by the Fund with respect to any fiscal quarter commencing following the nine year anniversary of the Initial Contribution Date;

(iv)         The “Member Committed Equity Capital” shall be the aggregate amount of subscription obligations for the purchase of interests in the LLC (including any amounts of such obligations that have been satisfied).  For purposes of calculating the Management Fee, any capital committed to the LLC at a closing subsequent to the first closing (regardless of when or if such committed capital is called or released) shall be deemed to have been committed to the LLC as of the first closing.

(b)          The amount of Management Fees for the period beginning on the Initial Contribution Date and ending on the last day of the fiscal quarter during which the Initial Contribution Date occurs shall accrue at the same rate as applies for the first annual period, and shall be payable on the last day of such fiscal quarter.  In general, the amount of Management Fees payable with respect to any annual period shall be payable in equal quarterly installments, in arrears, provided, however, that the management fee for any partial period shall be pro rated based on the ratio that the number of days in such partial period bears to the actual number of days in the applicable annual period.

(c)         In the event of the liquidation of the Fund, the Management Fee which is payable by the Fund as set forth above with respect to the fiscal quarter during which such liquidation occurs and for each subsequent fiscal quarter shall be payable by the LLC.

(d)        If (i) the Manager, (ii) an officer, director or employee of the Manager, (iii) a company controlling, controlled by or under common control with the Manager, or (iv) an officer, director or employee of any such company receives any compensation from a company whose securities are held in the Fund’s portfolio in connection with the provision to that company of significant managerial assistance, the compensation due to the Manager hereunder shall be reduced by the amount of such fee.  If such amounts have not been fully offset at the time of termination of this Agreement, the Manager shall pay such excess amounts to the Fund upon termination. In the event that any such compensation is received from a company whose securities are also held by one or more Prior Funds, then, for purposes of reducing the amount of compensation due to the Manager from the Fund, the amount of the compensation received from such company shall be allocated between the Fund and such Prior Funds pro rata in accordance with the relative investment made by each of them in such company.

8.           Limitation of Liability of Manager.  The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.  Any person, even though also an officer, director, employee or agent of the Manager, who may be or become an officer, director, employee or agent of the Fund shall be deemed, when rendering services to the Fund or acting with respect to any business of the Fund, to be rendering such service to, or acting solely on behalf of, the Fund and not as an officer, director, employee or agent or one under the control or direction of the Manager even though paid by it.

9.            Duration and Termination.

(a)          This Agreement shall become effective upon the date hereabove written provided that this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of those directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Fund’s outstanding voting securities.

(b)         Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the above written date.  Thereafter, regardless of the dissolution of the Fund, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of those directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

(c)          Notwithstanding the foregoing, this Agreement may be terminated:  (i) by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund at any time, without the payment of any penalty, on sixty days’ written notice to the Manager or (ii) by the Manager at any time, without the payment of any penalty, on sixty days’ written notice to the Fund.  This Agreement will automatically terminate in the event of its assignment.

10.        Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of a majority of the Fund’s outstanding voting securities.

11.         Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Maryland, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act.  To the extent that the applicable laws of the State of Maryland conflict with the applicable provisions of the 1940 Act, the latter shall control.

12.         Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.  As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested person”, “assignment”, “broker”, “investment adviser”, “security” and “significant managerial assistance” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

VENTURE LENDING & LEASING IX, INC.		WESTECH INVESTMENT ADVISORS LLC

By:	/s/ Jay Cohan	By:	/s/ Maurice Werdegar
	Jay Cohan		Maurice Werdegar
	Vice President		Director, Chairman